Exhibit 21.1
Subsidiaries of Chefs’ Warehouse Holdings, LLC
(as of April 8, 2011)

Wholly-Owned Subsidiary	State of Organization
Dairyland USA Corporation	State of New York
Bel Canto Foods, LLC (1)	State of New York
Chefs’ Warehouse Parent, LLC	State of Delaware
The Chefs’ Warehouse, LLC (2)	State of Delaware
The Chefs’ Warehouse West Coast, LLC (2)	State of Delaware
The Chefs’ Warehouse of Florida, LLC (2)	State of Delaware

(1)     Bel Canto Foods, LLC is wholly-owned by Dairyland USA Corporation, which is wholly-owned by Chefs’ Warehouse Holdings, LLC.
(2)     The Chefs’ Warehouse, LLC, The Chefs’ Warehouse West Coast, LLC and The Chefs’ Warehouse of Florida, LLC are wholly-owned by Chefs’ Warehouse Parent, LLC, which is wholly-owned by Chefs’ Warehouse Holdings, LLC.